Exhibit 10-15

THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
ACCOUNTS AND EQUIPMENT


This Agreement is made as of June 12, 1996 between AUTO-GRAPHICS, INC., a California corporation ("Borrower") and THE BANK OF CALIFORNIA, A DIVISION OF UNION BANK OF CALIFORNIA, N.A. ("Bank").

RECITALS

A. As of the date hereof, Borrower is indebted to Bank pursuant to the terms of that certain Second Amended and Restated Revolving Credit Agreement dated as of August 28, 1992, as amended January 5, 1993, June 9, 1993, June 13, 1994, January 27, 1995, June 30, 1994, June 9, 1995, July 3, 1995 and September 30,
1995 (collectively, the "1992 Agreement") under which Bank provided Borrower
(i) a revolving credit ("Prior Revolving Credit") evidenced by that certain promissory note dated as of June 13, 1994, in the maximum principal amount of $1,000,000.00 subject to the Borrowing Base (as defined in the 1992
Agreement) ("Prior Revolving Credit Note") and which, as of June 10, 1996, has an outstanding principal amount of $500,000.00 and (ii) a revolving credit equipment/capitalized software development costs credit ("Prior Revolving Equipment/Capitalized Software Development Costs Credit" or "Revolving E/CSDC Loan") evidenced by that certain promissory note dated
August 28, 1992, as modified June 9, 1993 and June 13, 1994, in the original principal amount of $2,250,000.00 subject to Revolving Equipment/Capitalized Software Development Costs Borrowing Base (as defined in the 1992 Agreement) ("Prior Revolving Equipment /Capitalized Software Development Costs Note" or "Prior Revolving E/CSDC Note") and which, as of June 10, 1996, has an outstanding principal balance of $2,095,880.92.

The Prior Revolving Credit Note and the Prior Revolving E/CSDC Note may each hereafter in these Recitals be referred to as a "Note" and, collectively, as the "Notes".

B. To secure its obligations to Bank evidenced by the 1992 Agreement, the Notes and all other Loan Documents (as that term is defined hereinafter), Borrower granted to Bank a security interest in certain of its assets ("Collateral") pursuant to that certain Security Agreement Equipment dated as of May 31, 1989, and that certain Security Agreement Accounts dated as of June 13, 1994, each by and between Bank and Borrower (each a "Security Agreement" and collectively, the "Security Agreements"). Pursuant to the Security Agreement, Bank has a valid, perfected lien of first priority on the Borrower's Accounts and Equipment (as these terms are defined hereinafter).

C. Bank and Borrower mutually desire to amend and restate the 1992 Agreement on the terms and conditions set forth in this Agreement in order to extend the maturity dates of the Revolving Credit and Revolving E/CSDC Credit, increase the availability under the Revolving E/CSDC Credit to $3,000,000.00, and to reset certain terms and conditions set forth herein. Borrower and Bank intend this Agreement to replace and supersede the 1992 Agreement for all purposes.

AGREEMENT

Incorporation of Recitals. Each of the above Recitals is incorporated herein and deemed to be the agreement of the Bank and Borrower, and is relied upon by each party to this Agreement in agreeing to the terms of this Agreement.

ARTICLE I - DEFINITIONS
The following definitions shall be applicable to both the singular and plural forms of the defined terms:

"Account Debtor" means the Person obligated upon an Account.

"Accounts" means all rights to the payment of money now owned or hereafter acquired by Borrower, whether due or to become due and whether or not earned by performance, including but not limited to, accounts, chattel paper, instruments, and general intangibles.

"Advance" means an extension of credit under the Revolving Credit or the Revolving E/CSDC Credit.

"Affiliate" means any Person which directly or indirectly controls, is controlled by, or is under common control with, Borrower. "Control", "controlled by" and "under common control with" means direct or indirect possession of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that control shall be conclusively presumed when any Person or affiliated group directly or indirectly owns five percent or more of the securities having ordinary voting power for the election of directors of a corporation.

"Agreement" means this Third Amended and Restated Revolving Credit Agreement, as it may be amended from time to time.

"Borrowing Base" means the lesser of the following sums, which may be adjusted under the terms of this Agreement by the creation of a special reserve if employee wages or payroll taxes have not been paid:

(a) ONE MILLION DOLLARS ($1,000,000.00); or

(b) Eighty percent (80%) of Borrower's Eligible Accounts.

For purposes of calculating the Borrowing Base, the value of Eligible Accounts shall be computed as of the date of the most recently required Borrowing Base Certificate.

"Borrowing Base Certificate" means the certificate in form and substance satisfactory to Bank, executed by Borrower to evidence the Borrowing Base.

"Capitalized Software Development Costs Certificate" means the certificate setting forth Eligible Capitalized Software Development Costs (as hereinafter defined) to be furnished by Borrower to Bank as required under the terms of this Agreement, and in form and substance satisfactory to Bank.

"Closing Date" means the date of this Agreement.

"Commercial Account" means Borrower's demand deposit account No. 032-012275 at Bank's Los Angeles Regional Office, as referred to in Article Two.

"Eligible Account" means an Account:

(a) Arising from the sale of goods or the performance of services by Borrower in the ordinary course of Borrower's business;

(b) Upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatever;

(c) Against which is asserted no defense, counterclaim, discount, or setoff,

(d) That is an accurate statement of the indebtedness incurred by the Account Debtor;

(e) Owned by Borrower free and clear of all Liens, rights, claims, and interests of others except security interests in favor of Bank;

(f) That does not arise from a sale to or performance of services for a Related Person;

(g) That is not in default. An Account shall be deemed in default upon the occurrence of any of the following:

     (i)The Account is not paid or payable within a ninety-one (91) day period starting from the original invoice date;

     (ii) The Account Debtor suspends business, becomes insolvent, or fails to pay its debts generally as they come due;

     (iii) Any petition is filed by or against the Account Debtor under the Bankruptcy Reform Act, Title 11 of the United States Code or under any other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; or

     (iv) More than twenty-five (25%) of the total balance due of the Accounts of the Account Debtor are not paid or payable within a ninety-one (91) day period starting on the original invoice date;

(h) That is not the obligation of an Account Debtor that is the federal government, unless Borrower has complied in form and substance satisfactory to Bank with the Assignment of Claims Act(s) or any successor thereof in effect from time to time, or other applicable law(s) or regulation(s);

(i) That is not the obligation of an Account Debtor located in a foreign country, except Canada, unless the Bank consents in writing and the Account is guaranteed by an EXIMBank guaranty, insured by the Foreign Credit Insurance Association or covered by a letter of credit issued or confirmed by a bank located in the United States of America acceptable to Bank, each such guarantee, insurance policy or letter of credit being in form and substance satisfactory to Bank;

(j)   That is otherwise acceptable to Bank.


"Eligible Capitalized Software Development Costs" means capitalized software development costs:

(a) Arising from the development of software programs by Borrower in the ordinary course of Borrower's business;

(b) Incurred and capitalized during the fiscal year in which a request for an Advance is made;

(c) Certified in each Capitalized Software Development Costs Certificate as an accurate statement of software development costs in accordance with GAAP;

(d) Reported in the financial statements of Borrower required under the terms of this Agreement; and

(e)   Otherwise acceptable to Bank.

"Eligible New Equipment" means Equipment which is:

(a) Owned by Borrower free and clear of all Liens, rights, claims, and interests of others, except security interests in favor of Bank;

(b) Located only in the places identified in the security agreement(s) covering such Equipment that constitutes one or more of the Loan Documents;

(c) In Bank's judgment is not obsolete, unsalable, damaged, or unfit for further disposition;

(d) Evidenced by original invoices, in form and substance satisfactory to Bank, which show that the Equipment (and installation charge, if applicable) was incurred by Borrower after the date of the most recent Advance on the Revolving E/CSDC Credit; and

(e)   Otherwise acceptable to Bank.

"ERISA" means the Employee Retirement Income Security Act of 1974, or any successor thereof, in effect from time to time.

"Equipment" means all of Borrower's equipment now owned or hereafter acquired, including but not limited to machinery, machine parts, furniture, furnishings and all tangible personal property used in the business of Borrower and all such property which is or is to become fixtures on real property, and all improvements, replacements, accessions and additions thereto, wherever located, and all proceeds thereof arising from the sale, lease, rental or other use or disposition of any such property, including all rights to payment with respect to insurance or condemnation, returned premiums, or any cause of action relating to any of the foregoing.

"Event of Default" means any event described in Article Nine.

"Facilities" means the Revolving Credit and the Revolving
Equipment/Capitalized Software Development Costs Credit.

"GAAP" means generally accepted accounting principles and practices consistent with those principles and practices promulgated or adopted by the Financial Accounting Standards Board and the Board of the American Institute of Certified Public Accountants, their respective predecessors and successors. Each accounting term used but not otherwise expressly defined herein shall have the meaning given it by GAAP.

"Inventory" means all inventory, raw material, work in process or materials used or consumed in Borrower's business, warehouse receipts, bills of lading and other documents evidencing goods now owned or hereafter acquired by Borrower, and all goods covered thereby including returned goods, accessions, additions, improvements, and all products thereof, whether in Borrower's possession or in the possession of warehousemen, bailees or any other Person, and all proceeds thereof, including without limitation all rights to payment with respect to any insurance, including returned premiums, or any cause of action relating to any of the foregoing.

"Lien" means any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement, or lessors interest, covering all or any part of the property of Borrower or any other Person.

"Loan Documents" means, individually and collectively, the Revolving Credit Note and the Revolving E/CSDC Note, the 1992 Agreement, this Agreement, any rate option agreement, guaranty, subordination agreement, security or pledge agreement, and all other contracts, instruments, documents and addenda executed in connection with the extensions of credit which are the subject of this Agreement.

"Notes" means collectively the Revolving Credit Note and the Revolving E/CSDC Note.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

"Person" means any individual or entity, including without limitation Bank where the context so permits and in Bank's sole discretion.

"Plan" means any employee benefit plan of the Borrower subject to ERISA.

"Prime Rate" means the rate Bank announces to be in effect from time to time as its Prime Rate. The Prime Rate is a rate set by Bank based on various factors, including general economic and market conditions, and is used as a reference point for pricing certain loans. Bank may price its loans at, above or below the Prime Rate.

"Related Person" means any Affiliate of Borrower, or any officer, employee, director or shareholder of Borrower or any Affiliate, or a relative of any of them.

"Revolving Credit" means the credit accommodation being provided Borrower described in Article Two.

"Revolving Credit Note" means the promissory note in form and substance satisfactory to Bank executed by Borrower to further evidence the Revolving Credit.

"Revolving E/CSDC Borrowing Base" means the lesser of the following sums, which may be adjusted under the terms of this Agreement by the creation of a special reserve if employee wages or payroll taxes have not been paid:

(a) THREE MILLION DOLLARS ($3,000,000.00); or

(b) The sum of
 (i) Eighty percent (80%) of Borrower's Eligible New Equipment including tax license, installation costs; and

 (ii) Eighty percent (80%) of Borrower's Eligible Capitalized Software Development Costs, to a maximum of $1,000,000.00.

For purposes of calculating the Revolving E/CSDC Borrowing Base, the value of Eligible New Equipment and Eligible Capitalized Software Development Costs shall be computed as of the date of the most recently required Eligible New Equipment invoice or Eligible Capitalized Software Development Costs Certificate, as applicable, and the value of Eligible Capitalized Software Development Costs shall be based upon the lesser of the value stated in the most recently required Capitalized Software Development Costs Certificate or Bank's independent determination of the value of Eligible Capitalized Software Development Costs.

"Revolving E/CSDC Credit" means the credit accommodation provided Borrower as described in Article Three of this Agreement.

"Revolving E/CSDC Note" means the promissory note in form and substance satisfactory to Bank executed by Borrower to further evidence the Revolving E/CSDC Credit.

"Subject Documents" means the documents defined in Section 10.12.

"Tangible Net Worth" means the net book value of (a) all Borrower's assets, exclusive of intangibles, and loans to and notes and receivables from Related Persons, minus (b) all Borrower's liabilities, in each case, determined in accordance with GAAP.

"Termination Date" means the earlier of (a) May 30, 1997 for the Revolving Credit and the Revolving Equipment/Capitalized Software Development Costs Credit, or (b) the date Bank may terminate making Advances pursuant to the rights of Bank under Article Nine.

"UCC" means the Uniform Commercial Code as enacted in the applicable jurisdiction, in effect on the Closing Date and as amended from time to time.

         ARTICLE TWO - REVOLVING CREDIT

2.1 Advances and Revolving Credit Note. Subject to the terms and conditions of this Agreement, from time to time prior to the Termination Date, upon request by Borrower, Bank will make Advances to Borrower which, in the aggregate, shall not exceed at any time the Borrowing Base. The Revolving Credit shall be evidenced by the Revolving Credit Note. Borrower may borrow, repay and reborrow under the Revolving Credit, as Borrower may elect in minimum amounts of TEN THOUSAND DOLLARS ($ 10,000.00). Borrower shall pay to Bank all sums outstanding under the Revolving Credit and due under this Agreement no later than the Termination Date. As of the date of this Agreement, all unpaid principal, interest and other amounts accrued and outstanding under the Prior Revolving Credit shall for all purposes be and constitute unpaid amounts outstanding under, and evidenced by, the Revolving Credit Note.

2.2 Requests for Advances. Advances may be requested in writing, by telephone, telex or otherwise on behalf of Borrower. Borrower recognizes and agrees that Bank cannot effectively determine whether a specific request purportedly made by or on behalf of Borrower is actually authorized or authentic. As it is in Borrower's best interest that Bank advance funds in response to these forms of request, Borrower assumes all risks regarding the validity, authenticity and due authorization of any request purporting to be made by or on behalf of Borrower. Borrower promises to repay any sums, with interest, that are advanced by Bank pursuant to any request which Bank in good faith believes to be authorized, or when the proceeds of any Advance are deposited to the account of Borrower with Bank, regardless of whether any Person other than Borrower may have authority to draw against such account.

2.3 Use of Proceeds. Borrower shall use the proceeds of the Revolving Credit only for working capital; and not directly or indirectly to purchase or carry any margin stock, as defined from time to time by the Board of Governors of the Federal Reserve System in Federal Regulation U.

2.4 Advances and Payments. Each Advance shall be made by a deposit to Borrowers Commercial Account, unless Borrower shall otherwise direct Bank in writing.

2.5 Exceeding the Borrowing Base. Borrower agrees that if at any time the amounts due Bank under the Revolving Credit exceed the amount available under the Borrowing Base, Borrower will immediately upon Bank's demand pay Bank the excess.

2.6 Interest. Interest on the outstanding principal balance of the Revolving Credit shall accrue daily from the date of the first Advance until the Termination Date at the Prime Rate plus one half of one percent (0.50%). Interest shall be payable on the last day of each consecutive month, beginning on the first such date after the first Advance and continuing through the Termination Date, on which date all accrued interest and principal remaining unpaid shall be due and payable in full.

ARTICLE THREE - REVOLVING CREDIT-EQUIPMENT

3.1 Advances and Revolving E/CSDC Credit. Subject to the terms and conditions of this Agreement, from time to time prior to the Termination Date, upon request by Borrower, Bank will make Advances to Borrower which, in the aggregate, shall not exceed at any time the Revolving E/CSDC Credit Borrowing Base. The Revolving E/CSDC Credit shall be evidenced by the Revolving E/CSDC Note. Borrower may borrow, repay and reborrow under the Revolving E/CSDC Credit, as Borrower may elect, in minimum amounts of ONE THOUSAND DOLLARS
($ 1,000.00). Borrower shall pay to Bank all sums outstanding under the Revolving E/CSDC Credit and due under this Agreement no later than the Termination Date. As of the date of this Agreement, all unpaid principal, interest and other amounts accrued and outstanding under the Prior Revolving E/CSDC Credit identified in Recital A shall for all purposes be and constitute unpaid amounts outstanding under, and evidenced by, the Revolving E/CSDC Note.

3.2 Use of Proceeds. Borrower shall use the proceeds of the Revolving E/CSDC Credit only for the purchase and installation of Eligible New Equipment and/or to finance Eligible Capitalized Software Development Costs; and not directly or indirectly to purchase or carry any margin stock, as defined from time to time by the Board of Governors of the Federal Reserve System in Federal Regulation U.

3.3 Requests for Advances. Advances must be requested in writing, by telephone, telex or otherwise on behalf of Borrower. Borrower recognizes and agrees that Bank cannot effectively determine whether a specific request purportedly made by or on behalf of Borrower is actually authorized or authentic. As it is in Borrower's best interest that Bank advance funds in response to these forms of request, Borrower assumes all risks regarding the validity, authenticity and due authorization of any request purporting to be made by or on behalf of Borrower. Borrower promises to repay any sums, with interest, that are advanced by Bank pursuant to any request which Bank in good faith believes to be authorized, or when the proceeds of any Advance are deposited to the account of Borrower with Bank, regardless of whether any Person other than Borrower may have authority to draw against such account.

3.4 Advances and Payments. Each Advance shall be made by a deposit to Borrower's Commercial Account, unless Borrower shall otherwise direct Bank in writing.

3.5 Exceeding the Revolving E/CSDC Borrowing Base. Borrower agrees that if at any time the amounts due Bank under the Revolving E/CSDC Credit exceed the amount available under the Revolving E/CSDC Borrowing Base, Borrower will immediately upon Bank's demand pay Bank the excess.

3.6 Monthly Installment Payments and Interest. Principal amounts outstanding under the Revolving E/CSDC Credit shall be payable in monthly installments equal to not less than $50,000.00, and shall be made on the last day of each consecutive month, beginning the first such date after the Closing Date and continuing through the Termination Date. If the outstanding principal balance of the Revolving E/CSDC Credit is at any time less than $50,000.00 then Borrower shall pay Bank such lesser amount on the next principal installment due date. Interest on the outstanding principal balance of the Revolving E/CSDC Credit shall accrue daily from the date of the first Advance until the Termination Date at the Prime Rate plus three quarters of one percent (0.75%). Interest shall be payable on the last day of each consecutive month, beginning on the first such date after the first Advance and continuing through the Termination Date, on which date all accrued interest and principal remaining shall be due and payable in full.

3.7 Conversion to Term Loan. Notwithstanding the foregoing, however, if on the Termination Date Borrower is in compliance with all terms and conditions of this Agreement, Revolving E/CSDC Note and any Loan Documents, and any other credit arrangements Borrower has with Bank, and no Event of Default has occurred or is continuing, then Bank agrees to convert up to the then outstanding principal balance of the Revolving E/CSDC Credit, which shall be evidenced by the new Revolving E/CSDC Note, which shall bear interest and be payable in accordance with the terms set forth therein.

ARTICLE FOUR - GENERAL CREDIT PROVISIONS

4.1 Advances and Payments.

(a) The obligation of Bank to make any Advance, the proceeds of which are, at Borrower's request, to be wire transferred to Borrower or any other Person, shall be subject to all applicable laws and regulations, and the policy of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk in effect from time to time ("Applicable Law and Policy"). Borrower acknowledges that, as a result of Applicable Law and Policy, the transmission of any funds which Borrower has requested to be wire-transferred may be significantly delayed.

(b) Principal, interest, and all other sums owed Bank under any Loan Document shall be evidenced by entries in records maintained by Bank for such purpose. Each payment on and any other credits with respect to principal, interest and all other sums outstanding under any Loan Document shall be evidenced by entries in such records. Bank's records shall be conclusive evidence thereof.

(c) Notwithstanding the rights given to Borrower pursuant to California Civil Code sections 1479 and 2822 or equivalent provisions in the laws of the state specified in the governing law clause of this document (and any amendments or successors thereto), to designate how payments will be applied, Borrower hereby waives such rights and Bank shall have the right in its sole discretion to determine the order and method of the application of payments to this and/or any other credit facilities that may be provided by Bank to Borrower and to revise such application prospectively or retroactively at its discretion.

(d) Borrower hereby expressly authorizes Bank to debit Borrower's Commercial Account for the amount of each payment of principal and interest and all other sums owed Bank under any Loan Document. Borrower shall have sufficient collected balances in said account in order that each such payment shall be available when due.

(e) Any unpaid payments of principal or interest on the Facilities shall bear interest from their respective maturities, whether scheduled or accelerated, at a fluctuating rate per annum at all times equal to the Prime Rate plus 5%, until paid in full, whether before or after judgment.

(f) Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest payments than if a 365-day year were used. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced within the Bank. In no event shall Borrower be obligated to pay interest at a rate in excess of the highest rate permitted by applicable law from time to time in effect.

4.2 Collateral. Borrower shall ensure Bank is granted a security interest of first priority in such collateral as might be required by Bank under a pledge agreement, deed of trust, or other security agreement, as appropriate, in form and substance satisfactory to Bank.

ARTICLE FIVE - REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that as of the Closing Date and the date of each Advance under the Revolving Credit and the Revolving E/CSDC Credit:

5.1 Due Organization. Borrower is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to conduct business in each jurisdiction where failure to so qualify would have a material adverse effect on its business.

5.2 Authorization, Validity and Enforceability. The execution, delivery and performance of all Loan Documents executed by Borrower are within Borrower's powers, have been duly authorized, and are not in conflict with Borrower's articles of incorporation or by-laws, or the terms of any charter or other organizational document of Borrower; and all such Loan Documents constitute valid and binding obligations of Borrower, enforceable in accordance with their terms.

5.3 Compliance With Applicable Laws. Borrower has complied with all licensing, permit and fictitious name requirements necessary to lawfully conduct the business in which it is engaged and with all laws and regulations applicable to any sales, leases or the furnishing of services by Borrower, including without limitation those requiring consumer or other disclosures.

5.4 Licenses, Trademarks. Borrower has all patents, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits and franchises required in order for Borrower to conduct its business and operate its properties as now or proposed to be conducted without conflict with the rights of others.

5.5 No Conflict. The execution, delivery, and performance by Borrower of all Loan Documents are not in conflict with any law, rule, regulation, order or directive, or any indenture, agreement, or undertaking to which Borrower is a party or by which Borrower may be bound or affected.

5.6 No Litigation, Claims or Proceedings. There is no litigation, tax claim, proceeding or dispute pending, or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, except as disclosed in writing to Bank prior to the Closing Date.

5.7 Correctness of Financial Statements. Borrower's financial statements which have been delivered to Bank fairly and accurately reflect Borrower's financial condition as of December 31, 1995; and, since that date, there has been no material adverse change in Borrower's financial condition or business.

5.8 No Subsidiaries. Borrower is not a majority owner of or in a control relationship with any other business entity.

5.9 No Event of Default.  No Event of Default has occurred and is continuing.

5.10 Reaffirmation of Representations. Each request for an Advance shall be deemed a representation by Borrower that all representations and warranties contained herein or otherwise made by Borrower to Bank are then accurate in all material respects as though made on the date of such request; and if the request is for an Advance under the Revolving Credit or Revolving E/CSDC Credit, that all information contained in each Borrowing Base Certificate or Revolving E/CSDC Borrowing Base, as the case may be is accurate and that the requested Advance plus all credit outstanding under the Revolving Credit and Revolving E/CSDC Credit will not exceed the Borrowing Base or Revolving E/CSDC Borrowing Base, as the case may be.

5.11 Title to Assets. Borrower has good and clear title to its assets, which are not subject to any Liens other than those permitted by the terms of
Section 8.2.

5.12 Tax Status. Borrower has filed all tax returns and reports required to be filed and has paid all applicable federal, state and local franchise and income taxes which are due and payable.

5.13 ERISA. Borrower has not incurred any material accumulated funding deficiency within the meaning of ERISA, and has not incurred any material liability to the PBGC in connection with any Plan or other class of benefit which PBGC has elected to insure.

5.14 Environmental Quality. Borrower has complied with all applicable state and federal laws and regulations relating to environmental quality; Borrower is not aware that it is under investigation by any state or federal agency designed to enforce such laws and regulations.

5.15 Other Laws/Regulations. Borrower is not subject to the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act, or any successor thereof, as any are in effect from time to time, or any other statute or regulation restricting the execution or performance of this Agreement or any Loan Document by Borrower.

5.16 Labor, Salaries and Wages. All Inventory has been and will be produced in compliance with all applicable state and federal laws and regulations, including but not limited to the Fair Labor Standards Act, or any successor thereof, in effect from time to time. All Inventory has been and will be produced in compliance with the minimum wage and overtime pay provisions of such Fair Labor Standards Act. All salaries and wages due have been paid, and no wage claims have been filed by any employee or former employee.

ARTICLE SIX - CONDITIONS PRECEDENT

6.1 Required Delivery. The obligation of Bank to extend any credit under this Agreement is subject to the condition that, on or before the date of any Advance, there shall have been delivered to Bank, each in form and substance satisfactory to Bank, and duly executed as required by Bank:

(a) This Agreement, the replacement Revolving Credit Note and the replacement Revolving E/CSDC Note;

(b) When an Advance is requested for (i) Eligible New Equipment, an original invoice(s) setting forth the amount paid for such Eligible New Equipment ("Eligible Equipment Invoice"); and when the Advance request is for (ii) Eligible Capitalized Software Development Costs, a Capitalized Software Development Costs Certificate setting forth the amount of Eligible Capitalized Software Development Costs to be financed by such Advance;

(c) Any and all Loan Documents Bank may require to evidence any Lien granted to Bank in connection with this Agreement;

(d) Financing statement(s) and other security interest perfection documentation in form and substance satisfactory to Bank, duly filed under the Uniform Commercial Code in all jurisdictions as may be necessary, or in Bank's judgment, desirable to perfect the Bank's Liens created under any Loan Document; and all filings, recordings, and other actions that are necessary or advisable, in Bank's judgment, in order to establish, perfect, preserve and protect Bank's Liens as legal, valid and enforceable first Liens; and all property, including without limitation documents of title and certificates of ownership in cases in which possession is required for the perfection of Bank's Lien;

(e) Evidence that the Liens in favor of Bank are perfected, valid, enforceable, and prior to the rights and interests of others;

(f) Certified copies of Requests for Information from the appropriate governmental entities listing the financing statements referred to in subsection (d) and all other effective financing statements which name Borrower as debtor, together with copies of all such other financing statements, none of which shall cover the collateral purported to be covered by the Loan Documents;


(g) Where Borrower or any party executing a Loan Document is a business entity, such authorization documents as Bank may require;

(h) Evidence that all insurance and endorsements required by this Agreement are in full force and effect;

(i) Payment in full of any fee if due under the terms of any Loan Document;

(j) If required by Bank, the favorable written opinion of Borrower's counsel addressed to Bank covering such matters as Bank may require;

(k) Such subordination agreements as Bank may require; and

(1) Such other documents, instruments or agreements as Bank may require to further evidence the Facilities.

ARTICLE SEVEN - AFFIRMATIVE COVENANTS

During the term of this Agreement and until its performance of all obligations to Bank, Borrower will, unless Bank otherwise consents in writing:

7.1 Financial Covenants.

(a) Maintain current assets in an amount at least equal to 1.25 times current liabilities on a quarterly basis;

(b) Not permit Borrower's total indebtedness to exceed 2.00 times Borrower's Tangible Net Worth;

(c) Maintain net profit after taxes in an amount not less than $50,000.00 on a annual basis;

(d) Maintain a ratio of cash flow (Net income after taxes, minus dividends and distributions, plus depreciation and amortization), for the previous financial reporting period, to the current portion of long term debt at the time of determination, of at least 1.25 to 1.0, as calculated quarterly on an annualized basis.

7.2 Additional Financial Covenants. Comply with the terms of all financial covenants contained in any Addendum to this Agreement;

7.3 Notice to Bank.  Promptly give written notice to Bank of;

(a) Any litigation or administrative or regulatory proceeding affecting Borrower where the amount claimed against Borrower is $50,000.00 or more, or where the granting of the relief requested would have a material adverse effect on Borrower's financial condition or business;

(b) Any substantial dispute which may exist between Borrower and any governmental or regulatory body or law enforcement authority;

(c) Any Event of Default;

(d) Any change in the location of any of Borrower's places of business or of the establishment of any new, or the discontinuance of any existing, place of business;

(e) Borrower shall furnish Bank (or cause the Plan administrator to furnish
Bank) with the annual report for each Plan filed with the PBGC not later than 10 days after such report has been filed with the PBGC;

(f) As soon as possible and in any event within 30 days after Borrower knows or has reason to know that any event, which would constitute a reportable event under ERISA with respect to any Plan has occurred, or that the PBGC or Borrower has instituted or will institute proceedings under ERISA to terminate any Plan, Borrower will deliver to Bank a certificate of the chief financial officer of the Borrower setting forth details as to such reportable event and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such reportable event which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings or any notice to the PBGC that any Plan is to be terminated, as the case may be. For all purposes of this covenant, Borrower shall be deemed to have knowledge of all facts attributable to the Plan administrator under ERISA; and

(g) Any other matter which has resulted or might result in a material adverse change in Borrower's financial condition, operations or business.

7.4 Financial Statements/Reporting Requirements. Deliver to Bank, in form and detail satisfactory to Bank, the following financial information, which Borrower warrants shall be accurate and complete in all material respects:

(a) As soon as available but no later than 45 days after the end of each financial reporting quarter, Borrower's balance sheet as of the end of such period, and Borrower's income statement for such period and for that portion of Borrower's financial reporting year ending with such period, prepared and attested by a responsible financial officer of Borrower as being complete and correct and fairly presenting Borrower's financial condition and the results of Borrower's operations;

(b) As soon as available but no later than 120 days after the end of each financial reporting year, a complete copy of Borrower's audit report, which shall include balance sheet, income statement, statement of changes in equity and statement of cash flows for such year, prepared and certified by an independent certified public accountant selected by Borrower and satisfactory to Bank (the "Accountant"). The Accountant's certification shall not be qualified or limited due to a restricted or limited examination by the Accountant of any material portion of Borrower's records or otherwise. The certification shall include, or be accompanied by, a statement from the Accountant that during the examination there was observed no Event of Default, or a statement of the Event of Default if any is found. The certification shall include or be accompanied by the accountant's management letter. Borrower shall not change its financial reporting year end from the current December 31 without Bank's prior written consent;

(c) No later than 20 days after the end of each month, statements showing aging and reconciliation of Accounts and collections, and if requested by Bank, whenever collections on Accounts are delivered to Bank, a schedule of the amounts so collected and delivered as of the last day of such month;

(d) No later than 20 days after the end of each month, and, if requested by Bank more often, at the time so requested, a Borrowing Base Certificate setting forth the amount of Eligible Accounts and Eligible Inventory as of the last day of such month, or as of the date requested by Bank;

(e) Promptly after sending, making available or filing, copies of all reports, proxy statements and financial statements that Borrower sends or makes available to its stockholders and all registration statements and reports that Borrower files with the Securities and Exchange Commission, or any other governmental official, agency or authority; and

(f) Such other statements, lists of property and accounts, budgets, forecasts, reports or other financial information as Bank may from time to time request.

7.5 Existence. Maintain and preserve Borrower's existence, present form of business, and all rights, privileges and franchises necessary or desirable in the normal course of its business; and keep all Borrower's property in good working order and condition, ordinary wear and tear excepted;

7.6 Insurance. Maintain and keep in force insurance with companies acceptable to Bank and in such amounts and types as is usual in the business carried on by Borrower, or as Bank may reasonably request. Such insurance policies must be in form and substance satisfactory to Bank.

7.7 Accounting Records. Maintain adequate books, accounts and records, and prepare all financial statements in accordance with GAAP, and in compliance with the regulations of any governmental or regulatory body having jurisdiction over Borrower or Borrower's business, and permit employees or agents of Bank at such reasonable times as Bank may request to inspect Borrower's properties, including without limitation regular collateral audits, and to examine, audit, and make copies and memoranda of Borrower's books, accounts and records.

7.8 Compliance With Laws. Comply with all laws, rules, regulations, orders and directives of any governmental or regulatory authority having jurisdiction over Borrower or Borrower's business, and comply with all material agreements to which Borrower is a party.

7.9 Taxes and Other Liabilities. Pay all Borrower's obligations when due; pay all taxes and other governmental assessments before delinquency or before any penalty attaches thereto, except as may be contested in good faith by the appropriate procedures and for which Borrower shall maintain appropriate reserves; and timely file all required tax returns.

7.10 ERISA Compliance. Comply with the minimum funding requirements of ERISA with respect to any Plan.

7.11 Environmental Quality. Comply with all applicable laws, rules regulations, orders and directives relating to environmental quality.

ARTICLE EIGHT - NEGATIVE COVENANTS

During the term of this Agreement and until the performance of all obligations to Bank, Borrower will not, without the prior written consent of Bank:

8.1 Indebtedness. Be indebted for borrowed money, the deferred purchase price of property, or leases which would be capitalized in accordance with GAAP; or become liable as a surety, guarantor, accommodation party or otherwise for or upon the obligation of any other Person, except:

(a) The acquisition of supplies or Inventory on normal trade credit;

(b) The endorsement of negotiable instruments for deposit or collection in the ordinary course of Borrower's business;

(c) The indebtedness of Borrower under this Agreement;

(d) Indebtedness which has been disclosed to Bank in writing prior to the Closing Date; and

(e) The indebtedness of Borrower under a three year $165,000.00 note payable to Cary Marshall.

8.2 Liens. Create, incur, assume or permit to exist any Lien, or grant any other Person or entity a negative pledge, on any of Borrower's property, except:

(a) Involuntary Liens which, in the aggregate, would not have a material adverse effect on Borrower's financial condition or business;

(b) Liens for current taxes or other governmental assessments which are not delinquent, or which are contested in good faith by the appropriate procedures and for which appropriate reserves are maintained;

(c) Liens in favor of Bank; and

(d) Liens which have been disclosed to Bank in writing prior to the Closing Date.

Borrower and Bank agree that this covenant is not intended to constitute a lien, deed of trust, or equitable mortgage, or security interest of any kind on any of Borrower's real property, and this Agreement shall not be recorded or recordable. Notwithstanding the foregoing, however, violation of this covenant by Borrower shall constitute an Event of Default.

8.3 Dividends. Pay any dividends except those payable solely in Borrower's capital stock; or purchase, redeem or otherwise acquire for value or make any other distribution with respect to any of Borrower's capital stock; provided, that Borrower may repurchase shares of Borrower's common stock, if the aggregate expense to Borrower of such stock repurchase does not exceed $150,000.00 during any one calendar year, and if such stock repurchase does not result in a violation of any other provision of this Agreement.

8.4 Changes/Mergers. Change its name; liquidate or dissolve, or enter into any consolidation, merger, partnership, joint venture or other combination; issue, redeem, purchase, retire or otherwise acquire any shares of any class of capital stock of Borrower or grant or issue any warrant, right or option pertaining thereto or other security convertible into any of the foregoing; reorganize, reclassify or recapitalize its capital stock; prepay any subordinated debt, debt for borrowed money, or debt secured by any permitted Lien, or enter into or modify any agreement as a result of which the terms of payment of any such debt are waived or modified.

8.5 Sale of Assets. Sell, transfer, lease or otherwise dispose of any of Borrower's assets except for fair consideration and in the ordinary course of its business; or enter into any sale and leaseback agreement covering any of Borrower's fixed or capital assets.

8.6 Acquisitions. Acquire or purchase all or substantially all the assets or business of any other individual or entity; or acquire or purchase securities, except those permitted under Section 8.7.

8.7 Loans/Investments. Make or suffer to exist any loans, advances, or investments, except:

(a) Bank accounts in the ordinary course of Borrower's business;

(b) Accounts receivable in the ordinary course of Borrower's business;

(c) Investments in domestic certificates of deposit issued by, and other domestic investments with, financial institutions organized under the laws of the United States or a state thereof, having $100 million in capital and a rating of at least "investment grade" or "A" by Moody's or any successor rating agency;

(d) Investments in short term marketable obligations of the United States of America and in open market commercial paper given the highest credit rating by a national credit agency and maturing not more than one year from the creation thereof;

(e)Securities of the United States Government; and

(f) Temporary advances to cover incidental expenses to be incurred in the ordinary course of business.

8.8 Limitation on Capital Expenditures. Expend or be committed to expend $1,500,000.00 or more in the aggregate for the acquisition of gross fixed or capital assets, including capitalized software development costs during any financial reporting year.

8.9 Transactions With Related Persons. Directly or indirectly enter into any transaction with or for the benefit of a Related Person on terms more favorable to the Related Person than would have been obtainable in "arms' length" dealings.

8.10 Other Business. Conduct any business other than the business Borrower conducts as of the Closing Date.

ARTICLE NINE - EVENTS OF DEFAULT

9.1 Events of Default. The occurrence of any of the following shall give Bank the right at its sole discretion without notice or demand of any kind to do any one or more of the following: (1) terminate any obligation of Bank to make or continue the Facilities; (2) make all sums of interest and principal and any other sums owing under this Agreement or any Loan Document immediately due and payable; and (3) exercise any other right or remedy provided by contract or applicable law.

(a) Borrower shall fail to make any payment of principal or interest when due under this Agreement or to pay any fees or other charges when due, or Borrower or any other Person shall fail to provide Bank with, or to perform any obligation under, this Agreement or under any Loan Document.

(b) Any representation or warranty made, or financial statement, certificate or other document provided, by Borrower shall prove to have been false or misleading.

(c) Borrower shall fail to pay its debts generally as they become due or shall file any petition or action for relief under any bankruptcy, insolvency, reorganization, moratorium, creditor composition law, or any other law for the relief of or relating to debtors; an involuntary petition shall be filed under any bankruptcy law against Borrower, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official, shall be appointed to take possession, custody or control of the properties of Borrower; or the death, incapacity, dissolution or termination of the business of Borrower.

(d) Borrower shall fail to perform under any other agreement involving the borrowing of money, the purchase of property, the advance of credit or any other monetary liability of any kind to any Person; or any guaranty of Borrower's obligations to Bank or any subordination agreement constituting a Loan Document shall be revoked or terminated.

(e) Any governmental or regulatory authority shall take any action, or any other event shall occur, which, in the judgment of Bank, might have a material adverse effect on the financial condition or business of Borrower.

(f) Any sale, transfer or other disposition of all or a substantial or material part of the assets of Borrower, including without limitation to any trust or similar entity, shall occur.

(g) Any Person shall fail to perform its obligations under the terms of any promissory note, contract or other obligation that is held by Bank as collateral for the obligations evidenced by the Loan Documents; or Bank shall not have a perfected security interest in, or shall deem itself insecure with respect to the value of, any collateral being held for the obligations evidenced by this Agreement or the Loan Documents.

(h) Any judgment(s) shall be entered against Borrower, or any involuntary lien(s) of any kind or character shall attach to any assets or property of Borrower, any of which, in the judgment of Bank, might have a material adverse effect on the financial condition or business of Borrower.

(i) Without Bank's prior written consent: if Borrower is a corporation, Borrower's shareholders of record as of the Closing Date shall cease to own a majority of the voting interest in Borrower; or any change shall occur in the executive management or managing partner(s) of Borrower; or any change shall occur in the corporate or legal structure of Borrower.

(j) Any Plan shall be terminated pursuant to ERISA, a trustee shall be appointed by the appropriate United States District Court to administer any Plan, the PBGC shall institute proceedings to terminate any Plan, or any Plan shall fail to satisfy the minimum funding standard for such Plan for a plan year as established by the Internal Revenue Code, as amended from time to time.

(k) Borrower shall fail to perform any of its duties or obligations under any Loan Document not specifically referenced in this Article Nine.

ARTICLE TEN - GENERAL PROVISIONS

10.1 Notices. Any notice given by any party under this Agreement, or any Loan Document shall be in writing and personally delivered, deposited in the United States mail, postage prepaid, or sent by tested telex or other authenticated message, charges prepaid, and addressed as follows:

To Borrowers:


Auto-Graphics, Inc.
3201 Temple Avenue
Pomona, CA 91768
Attn: Robert S. Cope, President
FAX No. (714) 595-3506

To Bank:

The Bank of California, N.A.
550 South Hope Street
Los Angeles, CA 90071
Attn: John Allred, Vice President FAX No: (213) 243-3091


Each party may change the address to which notices, requests and other communications are to be sent by giving written notice of such change to each other party.

10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Borrower and Bank and their successors and assigns; provided, however, that Borrower may not assign or transfer Borrower's rights or obligations under this Agreement without the prior written consent of Bank. Bank reserves the right to sell, assign, transfer, negotiate or grant participation in all or any part of, or any interest in, Bank's rights and obligations under this Agreement and the Loan Documents. In that connection, Bank may disclose all documents and information which Bank now or hereafter may have relating to the Facilities, Borrower, or their business.

10.3 No Waiver. Any waiver, permit, consent or approval by Bank of any Event of Default or breach of any provision, condition or covenant of this Agreement or any Loan Document must be in writing and shall be effective only to the extent set forth in writing. No waiver of any breach or default shall be deemed a waiver of any later breach or default of the same or any other provision of this Agreement or any Loan Document. Any failure or delay on the part of Bank in exercising any power, right or privilege under this Agreement or any Loan Document shall not operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any further exercise thereof. Bank has the right at its sole option to continue to accept interest and/or principal payments due under the Loan Documents after default, and such acceptance shall not constitute a waiver of said default or an extension of the Termination Date unless Bank agrees otherwise in writing.

10.4 Rights Cumulative. All rights and remedies existing under the Loan Documents are cumulative to, and not exclusive of, any other rights or remedies available under contract or applicable law,

10.5 Unenforceable Provisions. Any provision of any Loan Document executed by Borrower which is prohibited or unenforceable in any jurisdiction, shall be so only as to such jurisdiction and only to the extent of such prohibition or unenforceability, but all the remaining provisions any such Loan Document shall remain valid and enforceable.

10.6 Governing Law. Except as may be otherwise expressly stated therein, the Loan Documents shall be governed by and construed in accordance with, the laws of the State of California.

10.7 Accounting Terms. Except as otherwise provided in this Agreement, accounting terms and financial covenants and information shall be determined and prepared in accordance with GAAP as in effect as of the date of this Agreement.

10.8 Indemnification. Borrower shall pay and protect, defend and indemnify Bank and Bank's employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives (other than Bank, collectively "Agents") against, and hold Bank and each such Agent harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including, without limitation, attorney's fees and costs) and other amounts incurred by Bank and each such Agent, arising from (i) the matters contemplated by this Agreement or any Loan Document or (ii) any contention that Borrower has failed to comply with any law, rule, regulation, order or directive applicable to Borrower's sales, leases or performance of services to Borrower's customers, including without limitation those sales, leases and services requiring consumer or other disclosures; provided, however, that this indemnification shall not apply to any of the foregoing incurred solely as the result of Bank's or any Agent's gross negligence or willful misconduct. This indemnification shall survive the payment and satisfaction of all of Borrower's obligations and liabilities to Bank.

10.9 Reimbursement. Borrower shall reimburse Bank for all costs and expenses, including without limitation reasonable attorneys' fees and disbursements
(and fees and disbursements of Bank's in-house counsel) expended or incurred by Bank in any arbitration, mediation, judicial reference, legal action or otherwise in connection with (a) the negotiation, preparation, amendment, interpretation and enforcement of the Loan Documents, including without limitation during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Bank's rights, remedies and obligations under the Loan Documents, (b) collecting any sum which becomes due Bank under any Loan Document, (c) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (d) the protection, preservation or enforcement of any rights of Bank. For the purposes of this section, attorneys' fees shall include, without limitation, fees incurred in connection with the following: (1) contempt proceedings; (2) discovery;
(3) any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or case arising out of or relating to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time, or any similar law; (4) garnishment, levy, and debtor and third party examinations; and (5) postjudgment motions and proceedings of any kind including without limitation any activity taken to collect or enforce any judgment. Borrower shall also reimburse Bank for the cost of all collateral audits conducted by Bank under Section 7.7.

10.10 Facility Costs. Upon notice from Bank, Borrower shall promptly reimburse Bank for any increase in its costs relating to any capital adequacy, deposit insurance, reserve, or similar fees, charges, or requirements imposed by any governmental or regulatory authority against Bank and attributed by Bank from time to time to any Facility. Bank shall provide Borrower with a written statement of the amount and basis of its request for compensation under this Section, which statement shall be a conclusive determination of the amount owed, absent obvious error.

10.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute but one agreement.

10.12 Dispute Resolution.

(a) Mandatory Mediation/Arbitration. Any controversy or claim between or among the parties, their agents, employees and affiliates, including but not limited to those arising out of or relating to this Agreement or any related agreements or instruments ("Subject Documents"), including without limitation any claim based on or arising from an a alleged tort, shall, at the option of any party, and at that party's expense, be submitted to mediation, using either the American Arbitration Association ("AAA") or Judicial Arbitration and Mediation Services, Inc. ("JAMS"). If mediation is not used, or if it is used and it fails to resolve the dispute within 30 days from the date AAA or JAMS is engaged, then the dispute shall be determined by arbitration in accordance with the rules of either JAMS or AAA (at the option of the party initiating the arbitration) and Title 9 of the U. S. Code, notwithstanding any other choice of law provision in the Subject Documents. All statutes of limitations or any waivers contained herein which would otherwise be applicable shall apply to any arbitration proceeding under this subparagraph
(a). The parties agree that related arbitration proceedings may be consolidated. The arbitrator shall prepare written reasons for the award. Judgment upon the award rendered may be entered in any court having jurisdiction. This subparagraph (a) shall apply only if, at the time of the proposed submission to AAA or JAMS, none of the obligations to Bank described in or covered by any of the Subject Documents are secured by real property collateral or, if so secured, all parties consent to such submission.
(b) Jury Waiver/Judicial Reference. If the controversy or claim is not submitted to arbitration as provided and limited in subparagraph (a), but becomes the subject of a judicial action, each party hereby waives its respective right to trial by jury of the controversy or claim. In addition, any party may elect to have all decisions of fact and law determined by a referee appointed by the court in accordance with applicable state reference procedures. The party requesting the reference procedure shall ask AAA or JAMS to provide a panel of retired judges and the court shall select the referee from the designated panel. The referee shall prepare written findings of fact and conclusions of law. Judgment upon the award rendered shall be entered in the court in which such proceeding was commenced.
(c) Provisional Remedies, Self Help, and Foreclosure. No provision of, or the exercise of any rights under, subparagraph (a) shall limit the right of any party to exercise self help remedies such as setoff, to foreclose against any real or personal property collateral, or to obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any mediation or arbitration. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage, or by judicial foreclosure. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to mediation or arbitration.

To the extent any provision of the dispute resolution clause is different than the terms of this Agreement, the terms of this dispute resolution clause shall prevail.

10.13 Further Assurances. At any time or from time to time upon the request of Bank, Borrower will execute and deliver such further documents and do such other acts as Bank may reasonably request in order to effect fully the purposes of the Loan Documents and provide for the payment of the Facilities and interest thereon in accordance with the terms of the Loan Documents.

10.14 Joint and Several. Should more than one Person sign this agreement as Borrower, the obligations of each signer shall be joint and several.

10.15 Entire Agreement. The Loan Documents are intended by the parties as the final expression of their agreement and therefore contain the entire agreement between the parties and supersede all prior understandings or agreements concerning the subject matter hereof. This Agreement may be amended only in a writing signed by both Borrower and Bank.

IN WITNESS THEREOF, Borrower and Bank have executed this Agreement as of the date set forth in the preamble.

AUTO-GRAPHICS, INC., a California corporation

BY:  ss/Robert S. Cope
TITLE: President


THE BANK OF CALIFORNIA, N.A.

BY:  ss/John Allred
TITLE: Vice-President